Exhibit 99.1

For Immediate Release:                          Company Contact:
---------------------                           ---------------
October 3, 2003                                 Nancy C. Broadbent
                                                Chief Financial Officer
                                                (215) 579-7388

                                                Investor Relations:
                                                -------------------
                                                Lisa M. Wilson
                                                In-Site Communications
                                                (212) 759-3929


            COLLAGENEX PHARMACEUTICALS ENTERS INTO AGREEMENTS TO SELL
                      2 MILLION SHARES OF ITS COMMON STOCK

Newtown, PA, October 3, 2003 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced that it had entered into agreements for the sale of 2.0 million shares of its registered common stock to certain institutional investors, at a per share purchase price of $10, for aggregate gross proceeds of $20.0 million, which generated net proceeds to the Company of approximately $18.8 million, after the payment of placement agent fees and related expenses. The shares were offered pursuant to the Company's effective shelf registration statement.

      Rodman & Renshaw, Inc. and Jessup and Lamont served as placement agents for the offering.

      CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company's 115-person professional dental pharmaceutical sales force markets Periostat(R), which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis.

      The sales force also promotes Pandel(R), a prescription topical corticosteroid licensed from Altana, Inc.; Vioxx(R), a Merck & Co. drug that CollaGenex co-promotes for the treatment of acute dental pain; Denavir(R), a Novartis Group prescription anti-viral medication for the treatment of cold sores; Sirius Laboratories' AVAR(TM) product line for the topical control of acne vulgaris, rosacea and seborrheic dermatitis; and Atridox(R),


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Atrisorb(R)  FreeFlow(TM) and Atrisorb-D  FreeFlow,  Atrix  Laboratories  Inc.'s
products for the treatment of adult periodontitis.

      Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body's connective tissues, including acne, rosacea, meibomianitis and cancer metastasis, among others. CollaGenex is further evaluating Periostat, as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these applications. In addition, CollaGenex has licensed the Restoraderm(TM) technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

      To receive additional information on the Company, please visit our Web site at www.collagenex.com, which is not a part of this press release.

      This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat(R) and other products that the Company markets, the outcome and consequences of the patent litigation against West-ward and Mutual and the outcome of litigation initiated by Mutual, risks that the FDA will approve generic products, such as West-ward's or Mutual's products, that will compete with and limit the market for Periostat, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the U.S. Securities and Exchange Commission.


Periostat(R),   IMPACS(R)  and  Metastat(R)  are  registered   trademarks,   and
Restoraderm(TM) is a trademark, of CollaGenex Pharmaceuticals, Inc.


All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

VIOXX(R) is a trademark of Merck & Co., Inc.

Denavir(R) is a registered trademark of Novartis Consumer Health, Inc.

AVAR(TM) is a trademark of Sirius Laboratories, Inc.

Atridox(R) and Atrisorb(R) are registered trademarks, and FreeFlow(TM) is a trademark, of Atrix Laboratories, Inc.


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